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                                                                 Exhibit 12-b

                MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.
           COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND
                       PREFERRED STOCK DIVIDENDS (1)



                                             First Fiscal Quarter                             Fiscal Year
                                            -------------------    -----------------------------------------------------
                                             1997        1996        1996        1995       1994       1993       1992
                                            ------      -------     -------    -------     ------     ------     -------


Earnings
   Income before income taxes               $  964      $   840     $ 3,117    $ 2,292     $1,962     $2,175       1,546
   Interest expense                          2,697        2,250       8,934      8,190      6,697      5,620       5,346
   Interest factor in rent expense              24           24          92         95         90         85          80
   Gain on sale of subsidiary stock             -            -           -          -          -          -          (32)
                                            ------      -------     -------    -------     ------     ------     -------
       Total earnings                       $3,685      $ 3,114     $12,143    $10,577     $8,749     $7,880     $ 6,940
                                            ======      =======     =======    =======     ======     ======     =======

Ratio of earnings to fixed charges and
  preferred stock dividends:
Fixed charges
   Interest expense                          2,697        2,250       8,934      8,190      6,697      5,620       5,346
   Interest factor in rent expense              24           24          92         95         90         85          80
   Preferred stock dividends                    31           26         101         95         94         83          81
                                            ------      -------     -------    -------     ------     ------     -------
       Total fixed charges                  $2,752      $ 2,300     $ 9,127    $ 8,380     $6,881     $5,788     $ 5,507
                                            ======      =======     =======    =======     ======     ======     =======

Ratio of earnings to fixed charges
  and preferred stock dividends                1.3          1.4         1.3        1.3        1.3        1.4         1.3
                                            ======      =======     =======    =======     ======     ======     =======
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(1) For purposes of calculating the ratio of earnings to fixed charges and the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges
    (exclusive of preferred stock dividends).  Additionally, "earnings" in
    1992 excludes a nonrecurring gain of $32.1 million from the initial public offering of 25.7% of SPS Transaction Services, Inc.  For purposes of calculating both ratios, fixed charges include interest expense, capitalized interest and that portion of rentals
    representative of an interest factor.  Additionally, for the purposes of calculating the ratio of earnings to fixed charges and preferred stock dividends, preferred stock dividends (on a pre-tax basis) are included in the denominator of the ratio.